Exhibit 4.1

PG&E CORPORATION

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

Second Supplemental Indenture

Dated as of February 19, 2026

6.850% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

i

SECOND SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of February 19, 2026, between PG&E Corporation, a California corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, not in its individual capacity but solely as trustee (the “Trustee”), under the Indenture dated as of September 11, 2024, between the Company and the Trustee (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”).

WITNESSETH

WHEREAS, the Company and the Trustee are parties to the Base Indenture providing for the issuance by the Company of unsecured subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series as determined by the Company, in an unlimited principal amount which may be authenticated and delivered as provided in the Base Indenture.

WHEREAS, pursuant to Section 301 of the Base Indenture, the Company desires to provide for the establishment of a new series of its Junior Subordinated Notes to be known as the 6.850% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Notes”), in an initial aggregate principal amount of $1,000,000,000, and pursuant to Section 201 of the Base Indenture, the Company desires to establish the form of the Notes.

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture. All conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. Unless the context otherwise requires, capitalized terms used but not defined herein shall have the meaning set forth in the Base Indenture. As used in this Supplemental Indenture, terms defined in the Base Indenture or in the preamble or recitals hereto are used as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof. A reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise stated. A reference to a Section or Article in the Base Indenture that has been replaced or amended in this Supplemental Indenture shall be construed for purposes of the Notes to refer to such Section or Article as replaced or amended in this Supplemental Indenture.

The following additional terms are hereby established for the purposes of this Supplemental Indenture and shall have the meanings set forth in this Supplemental Indenture solely for the purposes of this Supplemental Indenture:

“business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“compound interest” has the meaning set forth in Section 6.1.

“calculation agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Company will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a calculation agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the Notes when so required). The Company may appoint the Company or an affiliate of the Company as calculation agent. The Bank of New York Mellon Trust Company, N.A. shall be under no obligation to act as calculation agent hereunder.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“First Reset Date” has the meaning set forth in Section 2.4.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive business days are so published on the applicable Reset Interest Determination Date, for such number of business days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.850% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“interest payment date” has the meaning set forth in Section 2.4.

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding September 15, 2031.

“Maturity Date” has the meaning set forth in Section 2.3.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Optional Deferral Period” has the meaning set forth in Section 6.1.

“Original Issue Date” means February 19, 2026.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on February 17, 2026, in the case of any rating agency that published a rating for the Company as of February 17, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after February 17, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“record date” has the meaning set for the in Section 2.4.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to this Supplemental Indenture.

“Reset Date” means the First Reset Date and September 15 of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Rights Plan” has the meaning set forth in Section 6.3.

“Senior Indebtedness” has the meaning set forth in Section 3.1.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i)

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii)

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii)

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv)

a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after February 17, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

ARTICLE 2

DESIGNATION OF THE NOTES

Section 2.1 Designation and Principal Amount.

(a) Pursuant to the terms hereof and Section 301 of the Base Indenture, the Company hereby establishes a series of Junior Subordinated Notes designated as the “6.850% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056”, the principal amount of which to be issued shall be in accordance with Section 2.1(b) and the form and terms of which shall be as set forth hereinafter.

(b) The Notes shall be issued in an initial aggregate principal amount of $1,000,000,000. The Company may, without the consent of the Holders, create and issue an unlimited amount of additional Notes ranking equally with the Notes in all respects and having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first interest payment date, as applicable) as the Notes, so that such additional Notes shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the Notes authenticated and delivered on the date hereof. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes must be part of the same issue as the Notes being authenticated on the date hereof for U.S. federal income tax purposes or, if they are not part of the same issue for such purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Section 2.2 Form of the Notes. The Notes shall be issued in the form of one or more Global Securities substantially in the form attached in Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Trustee’s certificate of authentication for such Notes shall be substantially in the form required by Section 202 of the Base Indenture. The Notes shall bear the legend set forth in Exhibit A.

Section 2.3 Maturity Date of the Notes. The Notes will mature on September 15, 2056 (the “Maturity Date”), subject to earlier redemption at the Company’s option as set forth in Article 7.

Section 2.4 Interest on the Notes. The Notes will bear interest (i) from and including the Original Issue Date to, but excluding, September 15, 2031 (the “First Reset Date”) at the rate of 6.850% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.225%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.850% (which equals the initial interest rate on the Notes). Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on March 15 and September 15 (each, an “interest payment date”) of each year, beginning on September 15, 2026, to Holders at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such interest payment date (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”), subject to the Company’s right to defer interest payments as described in Article 6 below. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the calculation agent to promptly notify, in writing, the Trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an interest payment date, redemption date, or Maturity Date falls on a day that is not a business day, payment will be made on the next succeeding business day with the same force and effect as if made on such payment date.

Section 2.5 Minimum Denominations. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.6 No Sinking Fund. No sinking fund is provided for the Notes.

Section 2.7 Paying Agent and Security Registrar. The Trustee is hereby appointed as initial Paying Agent and initial Security Registrar for the Notes. The Notes shall be payable at the Corporate Trust Office of the Trustee.

Section 2.8 Other Terms of the Notes. The other terms of the Notes shall be as expressly set forth herein and in Exhibit A hereto.

ARTICLE 3

SUBORDINATION

The following subordination provisions for the Notes are established pursuant to Article Thirteen of the Base Indenture and are in addition to the provision of Article Thirteen of the Base Indenture, which shall apply to the Notes, except that Section 3.1 of this Supplemental Indenture replaces in its entirety Section 1301 and Section 1302 of the Base Indenture, Section 3.3 of this Supplemental Indenture replaces in its entirety Section 1305 of the Base Indenture and the definition of Senior Indebtedness included in Section 3.1 of this Supplemental Indenture replaces the definition of Senior Indebtedness in Section 101 of the Base Indenture.

Section 3.1 Notes Subordinated to Senior Indebtedness. The Company covenants and agrees, and each Holder of the Notes, by his acceptance thereof, likewise covenants and agrees, that (a) the indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes is subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness; and (b) Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness (other than any such amendment, modification or waiver that makes such Senior Indebtedness equal in right of payment to the Notes).

With respect to the Notes, in the event (a) of any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings, or (b) subject to the provisions of Section 3.2, that (i) a default shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness and such default shall have continued beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness (and the Trustee shall have received written notice thereof from the Company or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), or (ii) the maturity of any such Senior Indebtedness shall have been accelerated because of a default in respect of such Senior Indebtedness (and the Trustee shall have received written notice thereof from the Company or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), then:

(1) the holders of all such Senior Indebtedness shall first be entitled to receive, in the case of clause (a) above, payment of all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) and (ii) of clause (b) above, payment of all amounts due upon all such Senior Indebtedness, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive any payment on account of the principal of or any premium or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to Article Eleven of the Base Indenture or Article 7 of this Supplemental Indenture;

(2) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes would be entitled except for the provisions of this Article, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, shall be paid or distributed, as the case may be, by the Person making such payment or distribution, whether a trustee in bankruptcy, receiver or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably according to aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment, in the case of clause (a) above, of all amounts due and to become due upon all such Senior Indebtedness, or, in the case of subclauses (i) and (ii) of clause (b) above, of all amounts due upon all such Senior Indebtedness, in each case remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Notes; and

(3) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, in respect of principal of or any premium or interest on any of the Notes or in connection with the repurchase by the Company of any of the Notes, shall be received by the Trustee or the Holders of any of the Notes before, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness is paid in full (or provision is made for such payment), then such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of, in the case of clause (a) above, all amounts due and to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness, in each case until all such amounts shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

For purposes of this Article 3, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) all such Senior Indebtedness is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets as an entirety, or substantially as an entirety, to any other Person upon the terms and conditions provided for in Article Eight of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other Person shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article Eight of the Base Indenture. Nothing in this Section 3.1 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture.

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Company, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Company (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Company; (ii) all finance lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Company for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

Section 3.2 Disputes with Holders of Certain Senior Indebtedness. Any failure by the Company to make any payment of or on or perform any other obligation under any Senior Indebtedness, other than any Senior Indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default with respect to such Senior Indebtedness under clause (b) of the second paragraph of Section 3.1 if (i) the Company shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (B) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

Section 3.3 Subrogation. Subject to the payment in full, in the case of clause (a) of the second paragraph of Section 3.1, of all amounts due and to become due on all Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) of the second paragraph of Section 3.1, of all amounts due on all such Senior Indebtedness, as the case may be, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which are subordinated in right of payment to Senior Indebtedness of the Company to the same extent as the Notes are subordinated, or which by their express terms rank equally in right of payment with the Notes with regard to Senior Indebtedness, and which in each case are entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness. Such subrogation shall continue until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders of the Notes, no such payment or distribution made to the holders of such Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders of the Notes shall be deemed to be a payment by the Company on account of such Senior Indebtedness. The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Section 3.4 Payments on the Notes Permitted. Nothing contained in this Article or elsewhere in this Supplemental Indenture or in the Notes shall affect the obligations of the Company to make, or prevent the Company from making, payment of the principal of or any premium or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article and Article Thirteen of the Base Indenture.

ARTICLE 4

EVENTS OF DEFAULT

Section 501 of the Base Indenture is replaced in its entirety as follows:

Section 4.1 Events of Default. An “Event of Default” occurs with respect to the Notes if:

(a) the Company defaults in the payment of any interest upon any Note when it becomes due and payable and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the subordination provisions applicable to the Notes), except as the result of a deferral of interest payments in accordance with the provisions of Article 6 hereof; or

(b) the Company defaults in the payment of the principal of (or premium, if any, on) any Note at its Maturity (whether or not such payment is prohibited by Article 3 hereof or Article Thirteen of the Base Indenture); or

(c) the Company defaults in the performance of or breaches any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in or pursuant to this Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than the Notes), and continuance of such default or breach for a period of 90 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company or any of its Affiliates seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the liquidation or winding up of the affairs of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(e) the commencement by the Company of a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official in respect of it or any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or its admission in writing of its inability to pay its debts generally as they become due, or its taking of corporate action in furtherance of any such action.

ARTICLE 5

ACCELERATION OF MATURITY

Section 5.1 Acceleration of Maturity. Notwithstanding the provisions of Section 502 of the Base Indenture, neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of or accrued and unpaid interest on the Notes to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (c) of Section 4.1 of this Supplemental Indenture, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Notes; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (c) of Section 4.1 of this Supplemental Indenture with respect to the Notes shall have occurred and shall be continuing, the Trustee and the Holders of the Notes may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

ARTICLE 6

OPTION TO DEFER INTEREST AND COVENANTS

Section 6.1 Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as it relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

Section 6.2 Payment of Principal and Interest. Section 1001 of the Base Indenture is replaced in its entirety as follows:

“The Company covenants and agrees for the benefit of the holders of the Notes that it will duly and punctually pay the principal of (and premium, if any) and interest, including Additional Interest (subject to the right of the Company to defer interest payments as described in the supplemental indenture authorizing such series) on the Notes in accordance with the terms of the Indenture.”

Section 6.3 Limitations on Dividend and Certain Other Payments. Section 1006 of the Base Indenture is replaced in its entirety as follows:

“During any Optional Deferral Period, the Company will not do any of the following:

(i)	declare or pay any dividends or distributions on any Capital Stock of the Company;

(ii)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(iii)

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(iv)	make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided; however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”)

providing for the issuance by the Company to all holders of the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s common stock, (c) issue any of shares of the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s Capital Stock or exchange or convert one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock, (e) purchase fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s common stock related to the issuance of the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Company’s benefit plans for the Company’s directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) and (h) settle conversions of any convertible notes that rank equally with the Notes.”

Section 6.4 Notice of Deferral. The Company will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

ARTICLE 7

OPTIONAL REDEMPTION BY the Company

Section 7.1 Optional Redemption. The Company may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a Redemption Price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in Section 7.4 regarding the payment of installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

Section 7.2 Redemption Following a Tax Event. The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event at a Redemption Price in cash equal to 100% of the principal amount of the Notes, plus (subject to the provisions set forth in Section 7.4 regarding the payment of installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date) accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Section 7.3 Redemption Following a Rating Agency Event. The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event at a Redemption Price in cash equal to 102% of the principal amount of the Notes, plus (subject to the provisions set forth in Section 7.4 regarding the payment of installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date) accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Section 7.4 Payments of Interest. Notwithstanding any statement in Article 7 to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the Redemption Price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Section 7.5 Notes Called for Redemption. Section 1106 of the Base Indenture is replaced in its entirety as follows:

“Once notice of redemption is sent, the Notes called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price, plus, subject to the terms described in the supplemental indenture authorizing such series, accrued and unpaid interest to, but excluding, the Redemption Date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the supplemental indenture authorizing such series and (b) such redemption shall have been canceled in accordance with the provisions of the supplemental indenture authorizing such series because such condition shall not have been satisfied. If only part of a Note is redeemed, the Trustee will issue in the name of the Registered Holder of the Note and deliver to such Holder a new Note in a principal amount equal to the unredeemed portion of the principal of the Note surrendered for redemption (or otherwise reduce the principal balance of such Note in accordance with the Depositary’s customary policies and procedures). If the Company elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption in accordance with the supplemental indenture authorizing such series, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the Redemption Price.”

Section 7.6 Notice of Redemption. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed in accordance with Section 106 of the Base Indenture and this Section 7.6.

The following two paragraphs replace the last two paragraphs of Section 1104 of the Base Indenture:

“If, at the time a notice of redemption is given, (i) the Company has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the Redemption Price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.

Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.”

Section 7.7 Redemption Price. Section 1105 of the Base Indenture is deleted in its entirety and does not apply to the Notes. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Execution and Delivery. This Supplemental Indenture shall be effective upon execution by the parties hereto.

Section 8.2 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.3 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 8.4 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONTRARY CONFLICT OF LAWS OR CHOICE OF LAW PROVISIONS OF THE LAW OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

Section 8.5 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.6 Execution in Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English). The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 8.7 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.8 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PG&E CORPORATION

By:	/s/ Margaret K. Becker
Name:	Margaret K. Becker
Title:	Vice President, Internal Audit and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ April Bradley
Name:	April Bradley
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

FORM OF 6.850% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO PG&E CORPORATION OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.: [ ]	$[ ]

CUSIP No.: 69331CAN8

ISIN No.: US69331CAN83

6.850% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

PG&E Corporation, a California corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay to Cede & Co., or registered assigns, the principal sum of [ ] ($[ ]) on September 15, 2056 (the “Maturity Date”), and to pay interest thereon (i) from and including February 19, 2026 (the “Original Issue Date”) to, but excluding, September 15, 2031 (the “First Reset Date”) at the rate of 6.850% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined on the reverse hereof) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined on the reverse hereof) as of the most recent Reset Interest Determination Date (as defined on the reverse hereof) plus a spread of 3.225%, to be reset on each Reset Date (as defined on the reverse hereof); provided, that the interest rate during any Reset Period will not reset below 6.850%.

Interest Payment Dates: March 15 and September 15, beginning September 15, 2026, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Securities, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Securities, the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

Additional provisions of this Note are set forth on the reverse of this Note.

Dated:

PG&E Corporation

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON Trust Company, N.A., as Trustee

By:
Authorized Officer

[Reverse of Note]

6.850% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

1. Interest

Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on March 15 and September 15 (each, an “Interest Payment Date”) of each year, beginning on March 15, 2025, to Holders at the close of business on the Regular Record Date for the applicable Interest Payment Date, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, in writing, the Trustee and each Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an Interest Payment Date, redemption date, or Maturity Date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or an affiliate of the Company as Calculation Agent. The Bank of New York Mellon Trust Company, N.A. shall be under no obligation to act as calculation agent hereunder.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive Business Days are so published on the applicable Reset Interest Determination Date, for such number of Business Days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.850% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding September 15, 2026.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to the Indenture.

“Reset Date” means the First Reset Date and September 15 of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

2. Optional Interest Deferral

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any

Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as it relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Company will not do any of the following:

(i)	declare or pay any dividends or distributions on any Capital Stock of the Company;

(ii)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(iii)

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(iv)	make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided; however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s common stock, (c) issue any of shares of the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s Capital Stock or exchange or convert one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock, (e) purchase fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s common stock related to the issuance of the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Company’s benefit plans for the Company’s directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) and (h) settle conversions of any convertible notes that rank equally with the Notes.

The Company will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

3. Subordination

The indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes is subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), to the extent set forth in the Indenture. Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness (other than any such amendment, modification or waiver that makes such Senior Indebtedness equal in right of payment to the Notes).

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Company, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Company (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Company; (ii) all finance lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Company for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

4. Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date next preceding each Interest Payment Date even if Notes are canceled after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC, as Depositary.

5. Paying Agent and Security Registrar

Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Company may act as Paying Agent or Security Registrar.

6. Indenture

The Company issued the Notes under an Indenture dated as of September 11, 2024 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, not in its individual capacity but solely as trustee (the “Trustee”), as previously amended and supplemented and as further supplemented by a Second Supplemental Indenture dated as of February 19, 2026 (the “Supplemental Indenture”), by and between the Company and the Trustee (the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Supplemental Indenture (the “Act”). Capitalized terms used herein and defined in the Indenture but not defined herein have the respective meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes issued on the Original Issue Date will be treated as a single class for all purposes under the Indenture.

7. Optional Redemption

The Company may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a Redemption Price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a Redemption Price in cash equal to 100% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after February 17, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a Redemption Price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on February 17, 2026, in the case of any rating agency that published a rating for the Company as of February 17, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the

Company, in the case of any rating agency that first publishes a rating for the Company after February 17, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

The Trustee shall have no duty to calculate the Redemption Price.

8. Notice of Redemption

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed in accordance with Section 106 of the Base Indenture and Section 7.6 of the Supplemental Indenture. In the case of a partial redemption, selection of the Notes for redemption will be made by lot or by such other customary method prescribed by the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary, which may be on a pro rata pass-through distribution of principal basis. Unless the Company defaults in payment of the Redemption Price or the proposed redemption is canceled in accordance with the provisions set forth in the next succeeding paragraph, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If, at the time a notice of redemption is given, (i) the Company has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the Redemption Price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.

9. Additional Notes

The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first Interest Payment Date, as applicable), so that such additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes are part of the same issue as the Notes being authenticated on the date hereof for U.S. federal income tax purposes. If such additional Notes are not part of the same issue for U.S. federal income tax purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of fifteen (15) Business Days before a selection of Notes to be redeemed.

11. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the Paying Agent for payment.

13. Satisfaction and Discharge

Under the Indenture, the Company can terminate its obligations with respect to the Notes not previously delivered to the Trustee for cancellation when those Notes have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving notice of redemption. The Company may terminate its obligations with respect to the Notes by depositing with the Trustee, as funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Notes. In that case, the Indenture will cease to be of further effect and the Company’s obligations will be satisfied and discharged with respect to the Notes (other than those provisions that expressly survive the satisfaction and discharge of the Indenture). At the expense of the Company, the Trustee will execute proper instruments acknowledging the satisfaction and discharge.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the written consent of the Holders of a majority in principal amount of the then Outstanding Junior Subordinated Notes of each series affected by such amendment, (ii) the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes and (iii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee shall be entitled to amend the Indenture to, among other things, cure any ambiguity, defect or inconsistency, or to evidence the succession of another Person as obligor under the Indenture, or to add to the Company’s covenants or to surrender any right or power conferred on the Company under the Indenture, or to add events of default, or to secure the Notes, or to evidence or provide for the acceptance or appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one trustee, or to conform the Indenture to any amendment of the Act.

15. Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately.

Neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of or accrued and unpaid interest on the Notes to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (c) of Section 4.1 of the Supplemental Indenture, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Notes; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (c) of Section 4.1 of the Supplemental Indenture with respect to the Notes shall have occurred and shall be continuing, the Trustee and the Holders of the Notes may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and/or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16. Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) signs the certificate of authentication on the other side of this Note in accordance with requirements set forth in the Indenture and the Officers’ Certificate.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the applicable CUSIP number to be printed on the Notes and has directed the Trustee to use such CUSIP number in any notice of redemption as a convenience to the Holders. To the extent such number has been issued, the Company has caused the applicable ISIN number to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONTRARY CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

PG&E Corporation

300 Lakeside Drive

Oakland, California 94612

Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or

we assign and transfer this Note to

(Print or type assignee’s name, address and zip

code) (Insert assignee’s soc. Sec. or tax I.D. No.)

and irrevocably appoint ________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.